Exhibit 99.1

Release	Immediate
Date	September 17, 2008
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Curt Pullen (616) 654-3754 or curt_pullen@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller Reports Continued Order Growth and 11% Increase in Earnings Per Share for First Quarter FY2009

Webcast to be held Thursday, September 18, 2008, at 9:30 AM EDT

Herman Miller, Inc., today announced results for its first quarter of fiscal year 2009. Earnings per share were $0.60, an increase of 11.1% over the same period in the prior year. Operating earnings improved to 11.8% of sales from the prior year same period 10.9%. Significant increases in raw material costs were offset by a 7.0% year-over- year reduction in operating expenses. Sales declined 2.6% from the prior year, primarily from softness in the U.S. Office Furniture market, although orders increased 10.6%.

Brian Walker, Chief Executive Officer, stated, “We had the foresight last year to realign our resources in preparation for the potential of rough waters ahead. As a result of those actions, we were able to continue to deliver solid financial results to our shareholders despite the challenges of softening demand in the U.S. and dramatic increases in commodity costs. We also continue to make excellent progress on our strategic initiatives to diversify and transform our business into a global company centered on performance innovation.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended
	08/30/08 (13 Weeks)	09/01/07 (13 Weeks)	Percent Change
Net Sales	$479.1	$491.7	(2.6%)
Gross Margin (Percent of Sales)	33.9%	34.1%	n/a
Operating Expenses	$105.8	$113.8	(7.0%)
Operating Earnings (Percent of Sales)	11.8%	10.9%	n/a
Net Earnings	$33.4	$33.5	(0.3%)
Earnings Per Share – Diluted	$0.60	$0.54	11.1%
Orders	$535.2	$483.8	10.6%
Backlog	$332.4	$279.8	18.8%

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Sales for the quarter were $479.1 million. North American sales were $395.9 million, reflecting a 2.6% decrease from the same period in the prior year, and non-North American sales for the quarter were $70.1 million, reflecting a 4.5% decrease from the prior year. Orders for the quarter were $535.2 million, an increase of 10.6% from a year ago, with North American orders increasing 8.9% and non-North American orders up 9.6% over the same period a year ago. The strong order entry resulted in an ending backlog of $332.4 million, an 18.8% increase over the prior year.

“This is the first time in over four years that we reported a decline in sales. Although the decline was modest, it was not unexpected and we are encouraged by the strength in order entry during the quarter,” said Curt Pullen, Chief Financial Officer. “We are pleased to have recorded increased orders in both our North American and non-North American segments, even after consideration for what we believe to be a pull-forward effect of the recently implemented price increase. The decline we experienced in sales outside North America was primarily driven by the timing of several large projects.”

Gross margin decreased slightly to 33.9% of sales from 34.1% in the prior year period. Commodity prices increased significantly through the quarter reflecting current market conditions and resulted in a year-over-year unfavorable impact of approximately $9 million. This negative impact was partially offset by reductions in overhead spending and continued manufacturing process improvements.

Operating expenses of $105.8 million declined by $8.0 million to 22.1% of sales, a 100 basis point improvement, compared to the same period in fiscal 2008. This improvement is primarily attributable to the restructuring actions taken in the second quarter last year. Sequentially, operating expenses decreased from 22.2% in the prior quarter, reflecting the spending increase in the prior quarter related to NeoCon, the industry’s annual trade show.

Mr. Pullen concluded, “Once again we were able to generate nearly 12% operating income, notwithstanding the loss of volume leverage and the large increases in commodity costs. These results demonstrate our commitment to continuous improvement, our overall focus on cost management and the diversification of our revenue base. We know that next quarter will be just as challenging and while certain commodity costs may have leveled off, they remain well above year-ago levels and are still working their way into our product costs. Offsetting this, to some degree, will be the positive impact of our recently implemented price increase. Additionally, just after quarter’s close, we completed our previously announced $200 million Accelerated Share Repurchase program and retired an additional 2.1 million shares of stock on September 9.”

The effective tax rate for the quarter was 35.0%, down slightly from the prior quarter rate of 35.1% but up from the previous year’s first quarter rate of 33.5%. The expiration of the U.S. R&D tax credit contributed to the higher year-over-year tax rate.

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The company’s cash position at the end of the quarter was $147.8 million. Cash flow from operations for the quarter totaled $3.9 million compared to $31.8 million for the same period last year. The current quarter’s operating cash flow reflects a working capital use of funds due primarily to reductions in accruals for the payment of prior year incentives. Capital spending for the quarter was $8.2 million compared to $8.9 million for the same period last year.

Looking forward, the company expects second quarter sales to be in a range of $490 million to $515 million. The company estimates earnings per share to be in a range of $0.59 to $0.66. These estimates reflect both a challenging U.S. demand picture and the rising commodity costs previously discussed, offset partially by the favorable impacts of the price increase and a lower share count.

Brian Walker, president and CEO, noted, “We remain very confident in the long-term success of our business model and our strategy to diversify and grow our product portfolio as well as the markets we serve. Signs of our continued success were evidenced in the financial results this quarter and in the execution of a new distribution alliance that will significantly expand our reach and product offering in Asia. We haven’t stood still back home either. This quarter we entered into a new channel agreement in the retail market that will begin to bear fruit in the second quarter. We also have a development queue filled with innovative, problem-solving designs that will be further demonstrated with the launch of the Embody™ chair this fall. Looking ahead, we remain focused on performance and innovation in every aspect of the business.”

The company announced a live webcast to discuss the results of the fiscal 2009 first quarter on Thursday, September 18, 2008, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller

The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture management and strategic consulting services, generated over $2 billion in revenue during fiscal 2008. Widely recognized both for its innovative products and business practices, Herman Miller is a recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. In 2008 the company was once again cited by FORTUNE magazine as the “Most Admired” company in its industry and named among the “100 Best Companies to Work For” in America. The company trades on the NASDAQ Global Select Market under the symbol MLHR. For additional information, visit www.HermanMiller.com .

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend, or clarify forward-looking statements.“

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Financial highlights for the quarter ended August 30, 2008 follow:

Herman Miller, Inc.

Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	August 30, 2008		September 1, 2007
Net Sales	$479.1	100.0%	$491.7	100.0%
Cost of Goods Sold	316.7	66.1%	324.2	65.9%
Gross Margin	162.4	33.9%	167.5	34.1%
Operating Expenses	105.8	22.1%	113.8	23.1%
Operating Earnings	56.6	11.8%	53.7	10.9%
Other Expense, Net	5.2	1.1%	3.4	0.7%
Earnings before Taxes	51.4	10.7%	50.3	10.2%
Income Taxes	18.0	3.8%	16.8	3.4%
Net Earnings	$33.4	7.0%	$33.5	6.8%
Earnings Per Share – Basic	$0.60		$0.54
Weighted Average Basic Common Shares	55,601,693		61,781,431
Earnings Per Share – Diluted	$0.60		$0.54
Weighted Average Diluted Common Shares	56,026,229		62,248,381

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Herman Miller Inc.

Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended
	August 30, 2008	September 1, 2007

Net Earnings	$33.4	$33.5

Cash Flows provided by Operating Activities	3.9	31.8
Cash Flows used for Investing Activities	(5.6)	(8.9)
Cash Flows used for Financing Activities	(3.8)	(34.5)
Effect of Exchange Rates	(2.1)	0.6
Net Decrease in Cash	(7.6)	(11.0)
Cash, Beginning of Period	$155.4	$76.4
Cash, End of Period	$147.8	$65.4

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Herman Miller, Inc.

Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)

	August 30, 2008	May 31, 2008
Assets
Current Assets
Cash and Equivalents	$147.8	$155.4
Short-term Investments	15.8	15.7
Accounts Receivable (Net)	205.0	209.0
Inventories	59.6	55.1
Prepaid Expenses and Other	60.6	58.0
Totals	$488.8	$493.2
Net Property and Equipment	191.8	196.3
Other Assets	94.5	93.7
Total Assets	$775.1	$783.2
Liabilities and Shareholders’ Equity
Current Liabilities
Unfunded Checks	6.4	8.5
Accounts Payable	117.4	117.9
Accrued Liabilities	151.0	184.1
Totals	$274.8	$310.5
Long-term Debt	375.8	375.5
Other Noncurrent Liabilities	74.0	73.8
Total Liabilities	$724.6	$759.8
Shareholders’ Equity	50.5	23.4
Total Liabilities and
Shareholders’ Equity	$775.1	$783.2

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